SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November
24, 1998

Metropolitan Mortgage & Securities Co., Inc.
(Exact name of registrant as specified in its charter)

Washington			333-335		  91-06069840
(State or other		(Commission	(I.R.S. Employer
jurisdiction of 		File Number)	 Identification
incorporation)						    Number)

601 West 1st Avenue, Spokane, WA 99201
(Address of principal executive offices)

Registrant's telephone number, including area code (509)
838-311

Item 5. Other Events.

On November 24, 1998, Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan") and its wholly owned subsidiary, Western United Life Assurance Company ("Western"), sold approximately $182.4 million in first lien mortgage loans secured by, and contracts for the sale of real property relating to, residential, multi-family and commercial properties (the "Mortgage Loans"). Such sale was made in connection with the issuance of approximately $194.4 million of mortgage pass-through certificates (the "Certificates"), of which $168.2 million were sold to non-affiliated institutional investors in a private offering. In connection with the sale, Metropolitan and Western received cash and a residual certificate resulting in an after tax profit of approximately $6.0 million. Western purchased the Class M-2 Certificates (with an initial certificate balance of $6.8 million), the Class B-1 Certificates (with an initial certificate balance of $5.8 million) and the Class X Certificate which is an interest only certificate and has a notional initial certificate balance.

Old Standard Life Insurance Company, ("Old Standard") and
Old West Annuity & Life Insurance Company ("Old West") also participated in the offering by selling approximately $12 million of Mortgage Loans. Old Standard and Old West are under common control with Metropolitan.

The Mortgage Loans were sold to Metropolitan Asset Funding, Inc. II ("MAFI") which in turn sold the Mortgage Loans to the trust created pursuant to the Pooling and Servicing Agreement (the "Agreement"), dated as of November 1, 1998, among MAFI, as depositor, Metropolitan, Western, Old Standard and Old West, as sellers of the Mortgage Loans, Metwest Mortgage Services, Inc. ("Metwest"), as the master servicer, and The Bank of New York, as trustee. Pursuant to the Agreement, Metwest, a wholly owned subsidiary of Metropolitan, will continue to service the Mortgage Loans for which it will receive a fee.

                                SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 04, 1998


			METROPOLITAN MORTGAGE & SECURITIES CO., INC.


               /S/ BRUCE BLOHOWIAK


               BY: BRUCE BLOHOWIAK, Executive Vice President